CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXECUTION COPY

RECONSTITUTED
STOCK PURCHASE
AGREEMENT

by and among

WORLDWIDE NUTRITIONAL SCIENCE, INC.,
a Utah Corporation

and

NUTRISCAN, INC.,
a Utah Corporation

and

The Sellers listed on the
signature pages hereto

Dated as of March 6, 2002

                                                                            Page

SECTION 1.  DEFINITIONS........................................................2
       1.1        Certain Defined Terms........................................2
       1.2        Accounting Terms; Utilization of GAAP for Purposes of

       3.20       Related Party Transactions and Potential Conflicts of

                                     ii

       10.5       Acceleration of Purchase Price Payment in the Event of

                                     iii

RECONSTITUTED
STOCK PURCHASE AGREEMENT

         THIS RECONSTITUTED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March ____, 2002, is entered into by and among (i) Nutriscan, Inc., a Utah corporation (the "Company"), (ii) Worldwide Nutritional Science, Inc., a Utah corporation and the successor in interest to Worldwide Nutritional Science, LLC, a Utah limited liability company ("Purchaser"), and (iii) Robert McClane, Werner Gellermann, Dallin Bagley, Jon Parberry, Steve Ingleby, George Nelson, and the University of Utah Research Foundation ("UURF") (each a "Seller" and collectively "Sellers").

         WHEREAS, the Company, the Sellers and Worldwide Nutritional Science, LLC, a Utah limited liability company ("WNS LLC"), were parties to an Amended and Restated Stock Purchase Agreement dated as of July 13, 2001, which was further amended by the First Amendment to the Nutriscan, Inc. Amended and Restated Stock Purchase Agreement dated as of November 13, 2001, and further amended by the Second Amendment to the Nutriscan, Inc. Amended and Restated Stock Purchase Agreement dated as of November 30, 2001 (as so amended the "Prior Agreement");

         WHEREAS, on October 25, 2001 WNS LLC duly filed Articles of Conversion with the Utah Division of Corporations and Commercial Code pursuant to which WNS LLC merged with and was converted into Purchaser;

         WHEREAS, by letter dated December 20, 2001, Sellers gave Purchaser notice of the termination of the Prior Agreement for the reasons stated therein, whereupon the Prior Agreement was of no further force and effect;

         WHEREAS, Purchaser has entered into new negotiations for the purchase from Sellers of all of the Shares of the Company held by them and now desires to enter into this Reconstituted Stock Purchase Agreement and is willing to pay the Purchase Price therefor;

         WHEREAS, Sellers are willing to sell the Shares to Purchaser for the Purchase Price therefor; and

         WHEREAS, the Company, Purchaser and the Sellers have agreed to acknowledge termination of the Prior Agreement in its entirety and to enter into this Reconstituted Stock Purchase Agreement to accomplish and reflect the foregoing;

         NOW THEREFORE, in consideration of the premises set forth above and in consideration of the mutual covenants, representations and warranties made herein, the Company, Purchaser and the Sellers agree as follows:

SECTION 1. DEFINITIONS

         1.1     Certain Defined Terms.

         The following terms used in this Agreement shall have the following meanings:

         "Acquirer" has the meaning set forth in Section 10.5 hereof.

         "Acquisition" has the meaning set forth in Section 10.5 hereof.

         "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to be "controlled by" another Person if such other (i) possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) owns 10% or more of the equity interests of such Person.

         "Agreement," "hereof" and "hereunder" and words of similar import refer to this Reconstituted Stock Purchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

         "Assets" means the License and any other Intellectual Property Assets.

         "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board.

         "Caroderm" means Caroderm, Inc., a Utah limited corporation.

         "Closing" has the meaning set forth in Section 2.1 hereof.

         "Closing Date" means the date on which the Closing occurs, but in no event later than March 15, 2002.

         "Commission" means the Securities and Exchange Commission.

         "Company" has the meaning set forth in the introductory paragraph of this Agreement.

         "Company Intellectual Property Rights" has the meaning set forth in Section 3.10(a) hereof.

         "Consulting Agreement" has the meaning set forth in Section 6.7 hereof.

         "Contingent Payment Notice" has the meaning set forth in Section 2.2(e) hereof.

         "Covenant Breach" means any material breach of any covenant, promise or obligation made hereunder by a party to this Agreement.

         "Distributor" means the independent distributors who have entered into distribution agreements with Nu Skin International, Inc. or Nu Skin United States, Inc., or any Affiliate of either, for the sale and distribution of Nu Skin products.

         "Dollars" and the sign "$" mean the lawful money of the United States of America.

         "Environmental Law" means any Legal Requirement relating to the protection of the environment, natural resources or human health and safety.

         "Environmental Liability" means any Loss arising under, or relating to, any Environmental Law.

         "First Period" has the meaning set forth in Section 2.2(a) hereof.

         "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, district, city or other political subdivision or otherwise, in existence as of the Closing Date, or any officer or official thereof.

         "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

         "Guarantee" shall mean the Guarantee in the form of Exhibit C to this Agreement to be delivered by Nu Skin at Closing.

         "Hazardous Material" means any material, substance or force regulated under, or that could result in the imposition of any liability under, any Environmental Law including, without limitation, any petroleum or petroleum product, asbestos or polychrolinated biphenyl.

         "Indemnified Party" has the meaning set forth in Section 11.1(d) hereof.

         "Intellectual Property" means any and all licenses (including the License), trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, names, logos, artwork, designs, discoveries, computer programs, software products and related source code and documentation, processes, and all other intangible assets, properties and rights.

         "Intellectual Property Rights" means all proprietary and other rights, if any, in and to: (a) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin and the goodwill associated therewith; (b) patents and invention disclosures, including the Patent; (c) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not), drawings, specifications, designs, plans, proposals and technical data, business and marketing plans and customer and supplier lists and information; (d) writings and other works of authorship, whether copyrightable or not, including computer programs, data bases and documentation therefore, and all copyrights to any of the foregoing; (e) mask works; (f) moral rights; (g) any similar intellectual property or proprietary rights; (h) registrations of, and applications to register, any of the foregoing with any governmental authority and any renewals or extensions thereof; (i) the goodwill associated with each of the following; (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

         "Intellectual Property Assets" means assets, including the License, that are Intellectual Property and are owned, licensed or leased by the Company as of the Reference Date.

         "IP Licenses" has the meaning set forth in Section 3.10(f) hereof.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule, regulation, guideline, directive, administrative order or decision (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

         "Liabilities" has the meaning set forth in Section 11.1(a) hereof.

         "License" means that certain Patent License Agreement between UURF and the LLC dated June 29, 2000, as such agreement may be amended, supplemented or otherwise modified from time to time.

         "LLC" means Nutriscan, L.C., a voluntarily dissolved Utah limited liability company.

         "Loss" has the meaning set forth in Section 11.1(a) hereof.

         "Material Adverse Effect" means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company or Purchaser.

         "Material Contract" means any contract, lease or other arrangement, including the License, to which the Company is a party that is material to the conduct of the Company's business and which provides for a period of performance which extends beyond twelve (12)

months from the Reference Date or involves payment of or receipt after the Reference Date of amounts in excess of Ten Thousand Dollars ($10,000.00).

         "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of the date hereof, among Nu Skin, Niksun Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Nu Skin, Purchaser, Nathan W. Ricks and the other parties thereto.

         "MOU" means the Interpretive Memorandum of Understanding that, inter alia, clarifies the scope of the Licence.

         "Nu Skin" shall mean Nu Skin Enterprises, Inc., a Delaware corporation.

         "Nutritional Supplement" shall mean any dietary supplement, food product or other nutritional supplement marketed by Purchaser or its Affiliates, but specifically excluding personal care products, sales aids (including the Scanner) and starter kits that do not include dietary supplements, food products or other nutritional supplements.

         "Patent" shall mean the U.S. Patent number [Confidential Treatment Requested] and the Patent Cooperation Treaty application number [Confidential Treatment Requested], and any patents that have been issued, or will be issued, under such application.

         "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Prior Agreement" has the meaning set forth in the recitals of this Agreement.

          "Proprietary Information" means the books, reports and records, documents, instruments and properties relating to the business, operations, assets and liabilities of the Company.

          "Purchase Price" means the aggregate purchase price to be paid by Purchaser for the Shares being purchased by Purchaser as set forth in Section 2.2 hereof.

          "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Indemnified Party" has the meaning set forth in Section 11.1(a) hereof.

          "Purchaser's Closing Certificate" has the meaning set forth in Section 7.1 hereof.

          "Reference Date" means February 1, 2002.

          "Release" means the Consent and General Release in the form attached hereto as Exhibit B.

          "Researchers" shall mean Robert McClane and Werner Gellermann.

          "Scanned New Distributor" shall mean a new Distributor who signs a distributor agreement within [Confidential Treatment Requested] after being scanned by the Scanner. For purposes of this Agreement, an individual who is or has been a Distributor will only qualify as a Scanned New Distributor for purposes of this Agreement if such individual has not purchased products during the required period and is eligible to become a Distributor under a new sponsor pursuant to the rules applicable to such individual under Nu Skin's global distributor compensation plan as in effect from time to time.

          "Scanned/Downline Nutritional Sales" shall mean the U.S. dollar amount of sales of Nutritional Supplements to all Scanned New Distributors and all Distributors in such Scanned New Distributors' downlines, net of all returns. Sales in foreign countries shall be converted to U.S. dollars in the same manner as such sales are converted to U.S. dollars in connection with the preparation of Nu Skin's consolidated financial statements.

          "Scanner" shall mean a [Confidential Treatment Requested] that implements or makes use of the technology included in the Assets.

          "Scanner Production Date" means the date that the first Scanner produced on a large scale (i.e., not a prototype or other preliminary model) is received by the Company from the manufacturer of the Scanner.

          "Schedule of Exceptions" means the various Schedules referred to in Section 3 hereof and attached hereto collectively as Exhibit A.

          "Second Period" has the meaning set forth in Section 2.2(b) hereof.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" and "Sellers" have the meanings set forth in the introductory paragraph of this Agreement.

          "Seller's Closing Certificate" has the meaning set forth in Section 6.1 hereof.

          "Sellers' Notices and Consents" has the meaning set forth in Section 5.3 hereof.

          "Shares" means all of the issued and outstanding shares of capital stock of the Company.

          "Spectrotek" means Spectrotek, L.C., a Utah limited liability company.

          "Statement of Representations and Warranties" has the meaning set forth in Section 6.14 hereof.

          "Stock Certificate" means written evidence of ownership of shares of the Company.

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

          "Third Party Claim" has the meaning set forth in Section 11.1(d) hereof.

          "Transaction Agreements" means this Agreement and such other documents as are entered into, executed or delivered in connection with this Agreement in order to complete the transactions contemplated hereby and thereby.

          "UURF" has the meaning set forth in the introductory paragraph of this Agreement.

          "Warranty Breach" means any material misrepresentation or breach of any representation or warranty made by a party to this Agreement.

          "WNS LLC" has the meaning set forth in the recitals of this Agreement.

         1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.3      Other Definitional Provisions and Rules of Construction.

         References to "Sections" shall be to sections of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 hereof may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in any of the Transaction Agreements of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. PURCHASE AND SALE OF SHARES

         2.1      Sale of the Shares.

          Upon the terms and subject to the conditions of this Agreement, at the closing of this Agreement (the "Closing") on the Closing Date, each Seller shall sell, assign, transfer, convey and deliver to Purchaser all of such Seller's right, title and interest in and to all of the Shares held by such Seller, including the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to the Shares. Such sale, assignment, transfer, conveyance and delivery shall be effected by the delivery to Purchaser at the Closing of the Stock Certificates representing all of the Shares and stock assignments separate from the certificate duly executed, in blank, by the applicable Seller.

         2.2       Purchase of the SharesUpon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase the Shares from Sellers and, in consideration of and in exchange for the Shares, shall pay an aggregate of Three Million Five Hundred Thousand Dollars ($3,500,000) in cash consideration to Sellers at Closing. The cash payment at Closing shall be allocated among the Sellers as set forth in Schedule 2.2 to this Agreement. As additional purchase consideration, Purchaser shall make the following payments to Sellers after the Closing:

(a) As described in Section 2.2(d) hereof, after the end of each calendar quarter beginning with the calendar quarter in which the Scanner Production Date occurs, Purchaser shall pay to Sellers in the aggregate cash consideration in an amount equal to seven percent (7%) of Scanned/Downline Nutritional Sales made during such quarter. Such additional payments shall continue through the calendar quarter during which the [Confidential Treatment Requested] anniversary of the Scanner Production Date occurs (the “First Period”); provided that if (i) Purchaser has distributed at least [Confidential Treatment Requested] Scanners in the United States during the First Period, and (ii) the total payments made pursuant to this Section 2.2(a) do not equal Two Million Dollars ($2,000,000), then Purchaser shall pay Sellers an additional amount necessary to bring the total payments under this Section 2.2(a) to Two Million Dollars ($2,000,000); provided further, however, that the aggregate amount paid to the Sellers pursuant to this Section 2.2 (a) through Section 2.2 (c) hereof shall not exceed Five Million Dollars ($5,000,000).

(b) If the aggregate amount paid to Sellers pursuant to Section 2.2(a) hereof is less than Five Million Dollars ($5,000,000), then, as described in Section 2.2(d) hereof, after the end of each calendar quarter during the year immediately following the First Period (the “Second Period”), Purchaser shall pay to Sellers in the aggregate cash consideration in an amount equal to seven percent (7%) of Scanned/Downline Nutritional Sales made during such quarter; provided that the aggregate amount paid to the Sellers pursuant to Section 2.2(a) hereof, this Section 2.2(b) and Section 2.2 (c) hereof shall not exceed Five Million Dollars ($5,000,000).

(c) If the aggregate amount paid to Sellers pursuant to Section 2.2(a) hereof and Section 2.2(b) hereof is less than Five Million Dollars ($5,000,000), then, as described in Section 2.2(d) hereof, after the end of each calendar quarter during the year immediately following the Second Period, Purchaser shall pay to Sellers in the aggregate cash consideration in an amount equal to five percent (5%) of Scanned/Downline Nutritional Sales made during such quarter; provided, however, that the aggregate amount paid to the Sellers pursuant to Section 2.2(a) hereof, Section 2.2(b) hereof and this Section 2.2(c) shall not exceed Five Million Dollars ($5,000,000).

(d) All amounts payable to Sellers under Sections 2.2(a), 2.2(b) or 2.2(c) shall be allocated among the Sellers in the percentages indicated on Schedule 2.2. Such amounts shall be paid to Sellers on the date that is twenty (20) days after the delivery of the Contingent Payment Notice (as defined below).

(e) All payments to be made pursuant to Sections 2.2(a), 2.2(b) and 2.2(c) shall be subject to the following provisions. Within ninety (90) days after the end of each calendar quarter from the Scanner Production Date through the [Confidential Treatment Requested] anniversary of the Scanner Production Date, Purchaser shall deliver to each Seller a notice (the “Contingent Payment Notice”) setting forth the amount of Scanned/Downline Nutritional Sales for the period relevant to the calculation of the payment to be made pursuant to Sections 2.2(a), 2.2(b) or 2.2(c), as the case may be. If any Seller wishes to dispute the amount of such payment due then, within twenty (20) days of the receipt of the Contingent Payment Notice, such Seller must deliver to Purchaser a written notice setting forth, in reasonable detail, the basis for the dispute. The failure of a Seller to deliver such written notice of dispute within the specified time period shall be deemed to constitute acceptance by such Seller of the information and calculations set forth in the Contingent Payment Notice. Promptly after the receipt of such written notice of dispute, an appropriate representative of Purchaser and the disputing Seller shall attempt to reconcile their differences and any resolution by them as to the dispute shall be final, binding and conclusive on Purchaser and each Seller. If Purchaser and the disputing Seller are not able to resolve the dispute within fifteen (15) business days of the delivery of the notice indicating a dispute, Purchaser and the disputing Seller shall submit the items remaining in dispute for resolution to an independent third party knowledgeable in such matters (which may be an independent accounting firm or consultant of national reputation) mutually acceptable to Purchaser and the disputing Seller, which shall, within ninety (90) days of such submission, report in writing to Purchaser and each Seller as to the resolution of such dispute, and such report shall be final, binding and conclusive on Purchaser and each Seller. The fees and disbursements of such third party shall be allocated between Purchaser, on the one hand, and the Seller (or Sellers) asserting the dispute, on the other, in the same proportion that the aggregate amount of the disputed items submitted to such third party which are unsuccessfully disputed by Purchaser and such Sellers (as determined by the third party) bears to the total amount of disputed items so submitted. Purchaser will only be obligated to make payments to Sellers under Sections 2.2(a), 2.2(b) or 2.2(c) while a dispute is pending for amounts of payments under Sections 2.2(a), 2.2(b), or 2.2(c) that are not in dispute under this Section 2.2.

(f) In the event Purchaser or its Affiliates are required to withhold taxes under applicable laws with respect to the contingent payments tied to a percentage of sales, Sellers acknowledge that the payments required to be paid under Sections 2.2(a), 2.2(b) and 2.2(c) shall be paid net of any such withholding taxes and the amount of such withholding taxes shall be considered part of the payment to be paid pursuant to this Section 2.2 and included in the determination of the aggregate amount paid to the Sellers.

         2.3      Assets and Liabilities of the Company at Closing.

         At the Closing, the Company shall own or possess only the Assets. Sellers, but excluding UURF, shall cause (a) all assets of the Company except the Assets to be distributed by the Company to Sellers prior to the Closing and (b) all liabilities of the Company to be discharged in full prior to the Closing.

         2.4      Right of Offset.

          Purchaser shall have the right, at its sole option, to withhold and offset against any amount otherwise payable to any Seller, other than UURF, pursuant to Section 2.2 hereof an amount equal to the amount of any actual Purchaser's Losses in satisfaction of that Seller's indemnification obligations under Section 11 hereof with respect to such Purchaser's Loss. Purchaser shall have the right at its sole option to withhold and offset against any amount otherwise payable to UURF pursuant to Section 2.2 hereof an amount equal to the amount of any damages suffered by Purchaser due to a breach by UURF of any provision set forth in the UURF Statement of Representation and Warranties.

         2.5       Manner of Payment.

         All payments made to a Seller pursuant to Section 2.2 hereof shall be paid via wire transfer or other form of electronic funds transmission, by check or in certified funds pursuant to wire transfer and payment instructions for each Seller listed on Schedule 2.2 to this Agreement.

         2.6       Transfer Taxes.

         Sellers shall pay any and all federal, state or local taxes arising out of, or assessed in connection with, the sale or transfer of the Shares.

         2.7      Nu Skin Guarantee.

         To secure payment of the Purchase Price, upon the Closing Purchaser shall cause Nu Skin to execute and deliver to Sellers the Guarantee.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except for UURF, which makes no representations or warranties under this Section 3, each Seller, severally and not jointly, hereby represents and warrants to Purchaser and each other Seller as of the date hereof and as of the Closing Date as follows:

         3.1      Corporate Organization.

         The Company is a corporation duly incorporated, validly existing and in good standing under the corporate laws of the State of Utah and has full power and authority to carry on its business and to own and operate its assets. The Company is properly qualified and in good standing in every other jurisdiction in which the character and location of the assets or the nature of the business or operations of the Company as actually conducted requires such qualification.

         3.2      Authority of Seller.

         Seller has the requisite power and authority to execute and deliver this Agreement, to carry out the transactions contemplated hereunder, and to sell the Shares he owns to Purchaser. All acts and/or proceedings required to be taken or performed by Seller to authorize the execution, delivery and performance of each transaction Agreement and all transactions contemplated hereby and thereby have been duly and validly taken as of the date hereof. The Transaction Agreements constitute, or when executed will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms herein and therein, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and by general equitable principles. Seller's Stock Certificates, when executed and delivered by Seller in accordance with this Agreement, will transfer title to all of Seller's Shares, free and clear of any liens, pledges, claims and encumbrances.

         3.3       Authority of the Company.

         The Company has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereunder for the Company. All corporate acts and/or proceedings required to be taken or performed by the Company to authorize the execution, delivery and performance of each Transaction Agreement and all transactions contemplated hereby and thereby have been duly and validly taken as of the date hereof. Each of this Agreement and the other Transaction Agreements to which the Company is a party constitutes, or when executed will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability related to or affecting creditors' rights and by general equitable principles. Each individual executing this Agreement and the other Transaction Agreements on behalf of the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which the Company is a party.

         3.4      No Violations.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not constitute nor with notice or lapse of time or both would constitute a violation of (a) the Company's charter documents (as amended and restated to date), bylaws (as amended and restated to date), or resolutions or actions of the Board of Directors, shareholders, or duly authorized committees thereof, (b) applicable Legal Requirements, (c) a breach of or default under any contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which Seller or the Company is a party or is subject, (d) an event that would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of the Company, or (e) the creation or imposition of any lien affecting Seller's ability to consummate all of the transactions contemplated hereunder.

         3.5      Capitalization.

          The Company has authorized Three Hundred Thousand (300,000) shares of common stock, par value $0.01 per share, of which One Hundred Thousand (100,000) Shares are issued and outstanding. The Shares are validly issued, fully paid and nonassessable and are held beneficially and of record by Sellers. There are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments giving any Person any right to require the Company to sell or issue any common stock or other securities of the Company.

         3.6      Title to the Shares.

(g) (i) Each Seller is the sole owner of the Shares set forth opposite his or its name on Schedule 3.6 and has good and marketable title to such Shares and (ii) such Shares are free and clear of all liens, encumbrances, security agreements, equities, options, rights to acquire, claims, charges or restrictions on transfer, except for those which may be imposed by applicable federal and state securities laws.

(h) To the best of each Seller’s knowledge and belief, (i) each other Seller is the sole owner of the Shares set forth opposite such other Seller’s name on Schedule 3.6 and such other Seller has good and marketable title to such Shares and (ii) such Shares are free and clear of all liens, encumbrances, security agreements, equities, options, rights to acquire, claims, charges or restrictions on transfer, except for those which may be imposed by applicable federal and state securities laws.

(i) Except as otherwise set forth on Section 3.6 of the Schedule of Exceptions, there are no voting trusts or proxies with respect to the voting of the Shares.

         3.7      Subsidiaries.

          The Company has no subsidiaries, and the Company does not own, directly or indirectly, any material interest in any shares of stock or any other security of or interest in any other Person.

         3.8      Title to Assets.

          Except as set forth in the License, the Company has good and valid title to the Assets that are not leased, free and clear of all mortgages, security interests, conditional sales agreements, liens, charges, restrictions, encumbrances or other defects of title. The Company has a valid possessory interest in the Assets that it leases. Following the Closing, except for UURF's interest as the licensor under the License, Sellers will not own or have any rights in the Assets.

         3.9      List of Material Contracts.

          The Company has no Material Contracts other than those listed on Section 3.9 of the Schedule of Exceptions. The Material Contracts are in full force and effect, and no breach of the Material Contracts has occurred or will occur as a result of the transactions contemplated by the Transaction Agreements.

         3.10      Intangible and Intellectual Properties.

         (a)       The Company is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Rights (i) currently used in its business, (ii) necessary to conduct its business as currently conducted or (iii) necessary to develop and market the technology described in the Patent in connection with the development and production of a Scanner that is based on the prototype demonstrated to the Purchaser during its due diligence investigation of the Company, including in each case third party Intellectual Property Rights which are used in the manufacture of, incorporated in, proposed or contemplated to be incorporated in or form a part of the prototype of the Scanner currently under development (the “Company Intellectual Property Rights”). The Licensed Technology and the prototype of the Scanner currently under development [Confidential Treatment Requested].

         (b)       The License is the only license or agreement under which the Company is licensed to use third party Intellectual Property Rights. Except as set forth in Section 3.10 of the Schedule of Exceptions and in the License, the Company owns or otherwise possesses, full, legally enforceable, perpetual and exclusive rights to all of the Company Intellectual Property Rights free and clear of (i) conditions or restrictions, including restrictions on assignment, use or sublicensing; or (ii) adverse claims, liens or security interests.

         (c)       Other than as provided in the License, the Company is not required to pay any royalties, fees or other amounts to any person in connection with the use or exploitation of the Company Intellectual Property Rights or the development, manufacture or commercial exploitation of the Scanner.

         (d)       Section 3.10 of the Schedule of Exceptions contains an accurate and complete list of all patents, trademarks, trade names, service marks and registered copyrights, as well as all applications for any and all of the foregoing, included in the Company Intellectual Property Rights, including the jurisdiction in which each such Company Intellectual Property Rights has been issued or registered or in which any such application for such issuance, approval or registration has been filed, and the name of the registered owner thereof. All patents (including, without limitation, the Patent), trademarks, trade names, service marks and copyrights owned by, or licensed to, the Company, to which the Company possesses legally enforceable rights to use, are valid and enforceable and all necessary actions to maintain such intellectual property have been taken through the date hereof and will continue to be paid or taken by the Company up to the Closing Date.

         (e)      Section 3.10 of the Schedule of Exceptions contains an accurate and complete list of all licenses, sublicenses, assignments, distribution agreements and other agreements pursuant to which any person is authorized to use any Company Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any products of the Company or any adaptation, derivative or reformulation based on any such product or any portion thereof. The Company has not licensed, either expressly or impliedly, or in any other way authorized any party, to use any of the Company Intellectual Property Rights, and to the Company’s knowledge, there is no unauthorized use thereof by any party.

         (f)       The Company is not and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, assignment, distribution agreement or other agreement to which it is a party relating to Intellectual Property Rights, (including, without limitation, the License) (the “IP Licenses”). The Company has not given or received any notice of default or any event which with the lapse of time would constitute a default under any IP License, and the Company is not, nor, to the knowledge of the Company, is any other party thereto in default under any IP License. There exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement and the Transaction Agreements) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company under any IP License, or would give any person any rights of termination, cancellation, acceleration of any performance thereunder or result in the creation or imposition of any lien. There is not any claim challenging or questioning the validity or effectiveness of any IP License, or any ground or basis on which the validity or effectiveness of any IP License could be challenged.

         (g)       The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement or violation of any Intellectual Property Right of any third party; (ii) has no knowledge of any basis on which an allegation could be made that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes Intellectual Property Rights of any third party or any of the Company Intellectual Property Rights are invalid or unenforceable; or (iii) except as set forth on Section 3.10 of the Schedule of Exceptions, has no knowledge of any claim or allegation that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes Intellectual Property Rights of any third party.

         (h)       The Company has no knowledge that, and has not made any claim or allegation that, any third person is or has infringed, misappropriated, breached or violated its rights in any of the Company Intellectual Property Rights.

         (i)       No individuals other than Werner Gellerman and Robert McClane have been actively engaged in the development of the Intellectual Property that is included within the Company Intellectual Property Rights.

         (j)      Except for Werner Gellerman, Robert McClane, Jon Parberry and Steve Ingleby, each of whom has executed a non-disclosure agreement in a form satisfactory to Purchaser, no person has had access to any of the Company’s confidential information, trade secrets or know-how.

         3.11      License.

          The License has been validly assigned to the Company from the LLC. The License is in full force and effect, and no breach of or default under the License has occurred, and no condition exists that will constitute a breach of or default under the License upon notice, lapse of time, or both. Furthermore, no breach of the License will occur as a result of the transactions contemplated by the Transaction Documents. The Company has the full right and authority to act under the License and to enforce the License according to its terms.

         3.12      Employment Matters.

          Seller makes the following representations and warranties with respect to the employment matters of the Company to the best of Seller's knowledge and belief:

(a) Employee. Schedule 3.12(a) sets forth a list, as of the date hereof, of the employees of the Company, which includes the employee’s name, position, date of hire, present compensation and merit increase date.

(b) Labor Controversies. The Company is not a party to any collective bargaining agreement or any other contract, agreement or understanding with any labor union, and no such agreement is currently being negotiated. The Company is not engaged in any unfair labor practices.

(c) Employment Benefit Arrangements. The Company has no Employee Benefit Plans and arrangements.

         3.13      Litigation and Known Claims.

          To the best of Seller's knowledge and belief, except as set forth on Schedule 3.13, there are no claims pending, asserted or threatened, against the Company.

         3.14      Insurance.

          To the best of Seller's knowledge and belief, Schedule 3.14 sets forth a list and summary description of all binders, certificates or policies of insurance which are maintained by the Company and will remain in effect after the Closing.

         3.15     Regulatory Licenses.

          The Company has all licenses, permits, certificates, orders, approvals and authority from all Governmental Authorities that are necessary to conduct and continue to conduct its business in the State of Utah. No suspension or cancellation of any such licenses, permits, certifications, orders, approvals or authority has occurred or is threatened to occur as a result of the transactions contemplated by this Agreement.

         3.16       Tax Matters.

          The Company and the LLC have correctly filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment either the Company or the LLC have received. The charges, accruals and reserves on the Company's books in respect of taxes or other governmental charges are adequate. The Company has paid or accrued all federal, state and local withholding taxes and workers' compensation and unemployment insurance payments owed by it as of the Closing Date.

         3.17      No Brokers.

          Neither Seller nor the Company has entered into any contract, arrangement or understanding with any Person which may result in Seller's or the Company's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.18      Environmental Matters.

          The Company has not transported, stored, used, manufactured, released or exposed its employees or any other Person to any Hazardous Material in violation of any applicable Legal Requirement. The Company has not received any notice, nor does the Company possess any knowledge of any past or present condition or practice of the business conducted by the Company or the LLC which forms or could form the basis of any material claim against the Company arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material in violation of any applicable Legal Requirement. There are no Environmental Liabilities affecting any business premises of the Company.

         3.19      Compliance With Laws.

          The Company is in material compliance with all Legal Requirements applicable to the ownership of the Assets and the operation of its business, and the Company has no basis to expect, nor has the Company received, any order, notice, or other communication from any Governmental Authority of any alleged, actual, or potential violation and/or failure to comply with any such Legal Requirement.

         3.20      Related Party Transactions and Potential Conflicts of Interest.

          To the best of Seller's knowledge and belief, except as set forth in Schedule 3.20, no officer, director, shareholder or other Affiliate of the Company and no Affiliate of any such Person or any member of the immediate family of any of the foregoing: (a) owns, directly or indirectly, any material interest in or is an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant or agent of any person that is a competitor, lender, borrower, lessor, lessee, customer or supplier of the Company; (b) owns or has an interest in, directly or indirectly, in whole or in part, any material property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit, license or secret or confidential information related to the current activities of the Company; or (c) has any material cause of action whatsoever against, or owes any material amount to, the Company.

         3.21      Absence of Liabilities.

          Except for the obligations under the License, as of the Closing Date, the Company will not have any liabilities, including without limitation any liabilities resulting from failure to

17

comply with any Legal Requirement applicable to the Company, its business, its operations or its assets, due or to become due and whether incurred in respect of or measured by the income or sales of the Company or related to the conduct of the Company's business for any period or arising out of any transactions entered into, or any state of facts existing, on or before the Closing Date.

         3.22      Bankruptcy.

          The Company has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it or any of its property or assets, or commenced any proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute or any jurisdiction. Furthermore, no such proceeding has been commenced or threatened against the Company by any creditor, claimant, Governmental Authority or any other Person.

         3.23      Survival.

          The representations, warranties and covenants furnished by Seller in this Agreement or in any agreement, certificate or document furnished pursuant to this Agreement or in contemplation of the sale of the Shares to Purchaser hereunder, as to each individual Seller and not collectively, shall survive the Closing Date.

         3.24      Misstatement.

          Neither this Agreement nor any other document, certificate or written statement attached as an exhibit or schedule hereto or made by such Seller in connection herewith, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. There is no fact known to Sellers that has a Material Adverse Effect on the Company's business or the Assets that has not been set forth in this Agreement or the exhibits hereto.

         3.25      Employees.

          Each current and former employee, officer, director and consultant of the Company has executed a nondisclosure, assignment of inventions and non-solicitation agreement substantially in the form provided to counsel for Nu Skin. To the Sellers' knowledge, no current or former employees, officers, directors or consultants of the Company is in violation of such agreements.

         3.26      Stockholders and Members.

          Caroderm and the Company have no current or former stockholders, and Spectrotek has no current or former members, other than those individuals listed on Sections 3.6 and 3.26 of the Schedule of Exceptions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

         4.1      Organization; Ownership.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is properly qualified and in good standing in every other jurisdiction in which Purchaser conducts business. Upon consummation of the transactions contemplated by the Merger Agreement, Purchaser shall be a wholly owned subsidiary of Nu Skin.

         4.2      Exploitation of Assets.

          Purchaser currently has the intent to actively market and otherwise exploit the Scanner to generate Scanned/Downline Nutritional Sales during the four year period followng the Scanner Production Date.

         4.3      Authority of Purchaser.

          Purchaser has the power and authority to execute and deliver this Agreement, to carry out the transactions contemplated hereunder and to purchase the Shares from Sellers. All acts and/or proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken as of the date hereof. This Agreement constitutes, or when executed will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms herein, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and by general equitable principles. Each individual executing this Agreement on Purchaser's behalf has full power and authority to execute and deliver this Agreement.

         4.4      No Violations.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute or cause nor with notice or lapse of time or both would constitute or cause: (a) a violation of the charter documents (as amended and restated to date), by-laws (as amended and restated to date) or resolutions or actions of the shareholders or Board of Directors, or duly authorized committee thereof, of Purchaser or Nu Skin; (b) a breach of or default under any contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which Purchaser is a party or is subject; (c) an event that would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of Purchaser; or (d) the creation or imposition of any lien affecting Purchaser's ability to consummate all of the transactions contemplated hereunder. The execution and delivery by Nu Skin of the Guarantee shall not result in (i) a violation of Nu Skin's charter documents as currently in effect; (ii) a breach of or default under any material contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which

Nu Skin is a party or is subject; (iii) an event that would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of Nu Skin; or (iv) the creation or imposition of any lien; in the case of each of (i), (ii), (iii) and (iv) above that would have a material adverse effect on the financial condition, business or operations of Nu Skin such that Nu Skin would be unable to satisfy its obligations under the Guarantee.

         4.5      No Brokers.

          Purchaser has not entered into any contract, arrangement or understanding with any Person which may result in Purchaser's obligation to pay any finder's fees, broker or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Purchaser is not aware of any claim or basis for a claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Purchaser is not aware of any claim or basis for a claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

         4.6      Survival.

          The representations, warranties and covenants furnished by Purchaser in this Agreement or in any agreement, certificate or document furnished pursuant to this Agreement or in contemplation of the purchase of the Shares from Sellers hereunder shall survive the Closing Date.

         4.7      Disclosure of Information.

          Purchaser has had the opportunity to conduct its own due diligence investigation of the Company and to ask questions and receive answers from officers and stockholders of the Company regarding the Shares and the business, assets and financial condition of the Company. Nothing in the preceding sentence shall be deemed to limit or modify (i) the representations and warranties set forth in Section 3 and the Statement of Representations and Warranties, or (ii) the right of the Purchaser to rely on such representations and warranties.

SECTION 5. CONDUCT PRIOR TO CLOSING

          During the period between the execution of this Agreement and the Closing of the transactions contemplated hereunder, Purchaser, Sellers, and the Company each covenants and agrees to use its best efforts to do and perform the following obligations, as applicable to it:

         5.1      Purchaser's Due Diligence.

          At all times prior to the Closing, Sellers shall provide to Purchaser, its legal counsel, accountants, employees and other representatives (a) reasonable opportunities and access (including the right to make copies) to examine (and discuss with Sellers, employees, independent auditors and attorneys) all of the Proprietary Information and (b) access to the Assets for purposes of testing, evaluating, and otherwise obtaining information related to the Assets. Purchaser acknowledges that in connection with the Prior Agreement and due diligence efforts thereunder, Purchaser has received Proprietary Information.

         5.2      Best Efforts; Further Assurances.

          Purchaser, the Company and each Seller shall use its best efforts in good faith to perform, comply with and otherwise satisfy all of the conditions and covenants to be satisfied by such party under this Agreement prior to the Closing of the transactions contemplated hereunder. Each of the parties hereto shall perform any and all acts and shall execute and deliver any and all additional documents as are or may become reasonably necessary to carry out the provisions of this Agreement that are consistent with the intent of the parties hereto. If at any time contemporaneously with, or after, the execution of this Agreement any further action to carry out the purposes of this Agreement is reasonably necessary or required by either party's legal counsel, then Purchaser or Sellers, as the case may be, shall take such action. Provided, however, that Sellers and the Company shall not be obliged to incur any significant expense in performing such acts.

         5.3      Consents and Approvals.

          Without consideration of any applicable federal and state securities laws, Sellers, excluding UURF, and Purchaser shall use their best efforts to obtain prior to Closing the approvals, authorizations, consents, orders or other actions of, or declarations, filings or registrations with, any Governmental Authority or other Person as may be required to be made or obtained for Sellers to consummate the sale of the Shares to Purchaser as contemplated hereunder (collectively, "Sellers' Notices and Consents").

         5.4      Publicity.

          At all times from the date hereof through the Closing Date, Purchaser and Sellers shall agree with each other as to timing and content prior to issuing any announcement, press release, public statement or other information to the public or any third party (including any Governmental Authority) with respect to this Agreement or the transactions contemplated hereby and thereby; provided, however, that nothing herein shall prohibit a party to this Agreement from making any public disclosure regarding this Agreement or the transactions contemplated hereby or thereby if such disclosure is required under applicable laws.

         5.5      Interim Operations of the Company.

          Sellers, but specifically excluding UURF for subsections 5.5(a)-(j) hereof, each covenant and agree that, except as contemplated by this Agreement or with the prior written consent of Purchaser, after the date hereof and prior to the Closing Date:

(a) the business of the Company shall be conducted substantially in the ordinary and usual course of business without any material operational changes;

(b) the Company will not amend its articles of incorporation or bylaws or similar organizational documents;

(c) the Company shall not (i) split, combine or reclassify the Shares; (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the Shares;

(d) the Company shall not, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, acquire, sell, lease or dispose of any assets which exceed $5,000 in value in the aggregate;

(e) the Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(f) the Company shall not make any material commitment or incur or guarantee any material obligation for borrowed money;

(g) the Company shall not enter into, amend, renew or terminate any agreement or contract that would constitute a Material Contract hereunder, including, without limitation, the License;

         (h)       the Company shall not enter into any material labor, employment, deferred compensation, incentive compensation, bonus, or other program for employees or retirees;

(i) the Company shall not solicit or encourage submission of inquiries, proposals or offers from any other third party relative to the potential issuance or disposition of capital stock or debt securities of the Company, or the sale of Assets or any disposition of the Company’s business or operations or any part thereof;

(j) the Company shall not provide information to third parties relating to the possible issuance or disposition of capital stock or debt securities of the Company, or the sale of Assets or the disposition of the Company’s business or operations or any part thereof; and

(k) no Seller shall solicit or encourage submission of inquiries, proposals or offers from any Person relative to any potential transaction similar to the transactions contemplated by the Transaction Agreements or provide information to third parties for such purposes, including demonstrating any use of the Company’s technology to third parties for such purposes.

         5.6      Adjustments to Schedules.

          Until the Closing, Sellers (excluding UURF) shall from time to time update, revise or supplement the schedules attached to this Agreement to set forth changes in the information disclosed therein applicable to the particular schedule. Sellers (excluding UURF) shall use their best efforts to deliver such updates, revisions and supplements no later than two (2) business days prior to Closing and any updates, revisions or supplements which are warranted after such time shall be delivered by Sellers (excluding UURF) promptly to Purchaser.

SECTION 6. PURCHASER’S CONDITIONS TO CLOSING

          The obligations of Purchaser to proceed to Closing and to purchase the Shares pursuant to this Agreement are only subject to the satisfaction or Purchaser's written waiver, at or prior to Closing, of the conditions precedent set forth in this Section 6. The conditions set forth in this Section 6 shall serve only to act as conditions to the closing of the transactions contemplted by this Agreement and upon the Closing shall terminate and be of no further force or effect.

         6.1      Representations and Warranties True.

          All the representations and warranties made by Sellers in Section 3 hereof that are qualified as to materiality shall be true and correct as of the Closing Date and all representations and warranties made by Sellers in Section 3 hereof that are not so qualified shall be true and correct in all material respects as of the Closing Date. Each Seller, excluding UURF, shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by such Seller (each a "Seller's Closing Certificate"), which certifies that (a) such representations and warranties were true and correct as of the date of this Agreement, and (b) such representations and warranties that are qualified as to materiality are true and correct as of the Closing Date and such representations and warranties that are not so qualified are true and correct in all material respects as of the Closing Date.

         6.2      Sellers' Performance.

          Each Seller shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by such Seller prior to or at Closing.

         6.3      Corporate Proceedings.

          All corporate proceedings of the Company approving the Company's execution of this Agreement and the performance of its obligations hereunder shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's legal counsel.

         6.4      Consents and Approvals.

          Sellers' Notices and Consents shall have been furnished and/or obtained and shall be in full force and effect at Closing and all other permits, approvals, consents or authorizations of any Governmental Authority or any other Person necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

         6.5      No Material Adverse Effect.

          There shall be no Material Adverse Effect that has occurred and is continuing.

         6.6       Governmental Action or Other Adverse Proceedings.

          No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction.

         6.7      Consulting Agreement

          Each of the Researchers shall have entered into a consulting agreement with the Company (each a "Consulting Agreement"), in a form satisfactory to Purchaser, that will provide for continued research and development work by the Researchers related to the Company's technology.

         6.8      Acquisition of Purchaser.

          Nu Skin, or an Affiliate of Nu Skin, shall have acquired Purchaser through a stock acquisition, merger or other similar transaction.

         6.9      No FDA Approval Required.

          The use of the Scanner to [Confidential Treatment Requested] shall not require that the Scanner be approved by the United States Food and Drug Administration.

         6.10      Satisfaction with Due Diligence.

          Purchaser shall have completed its due diligence investigation of the Company and the Assets and shall be satisfied, in Purchaser's sole discretion, of the results of such investigation.

         6.11       No Termination of this Agreement.

          This Agreement shall not have been terminated pursuant to Section 9 hereof.

         6.12      Other Deliveries.

          Sellers shall have delivered to Purchaser any other documents required by Section 8.2 hereof.

         6.13      Resignation of Officers.

          Sellers shall have delivered to Purchaser the letter of resignation of the members of the Company's Board of Directors and all of the officers of the Company.

         6.14      Representations and Consent of UURF.

          UURF shall (i) have made such representations and warranties in writing to Purchaser concerning UURF's organization and authority, the Shares owned by UURF, the License, and other matters related to this Agreement as Purchaser shall reasonably require (the "Statement of Representations and Warranties") and (ii) have consented to the acquisition of

Purchaser by Nu Skin (through Niksun Acquisition Corporation, a Delaware corporation, its wholly owned subsidiary) whether by stock acquisition, merger or otherwise and shall have agreed in writing that the surviving entity of such transaction will be entitled the rights and will assume the obligations of the Licensee under the License.

         6.15      Release from Claims.

          Caroderm, the Company, Spectrotek, and every current or former stockholder and member of each such entity other than the UURF shall have executed and delivered the Release, or with the prior approval of Nu Skin to be granted or withheld in its sole discretion, shall have (i) ratified and/or consented in writing to the execution of the MOU, or (ii) executed other separate documentation in form and substance reasonably acceptable to Purchaser. The UURF shall have executed and delivered the MOU.

         6.16      Execution of Confidentiality Agreements.

          Werner Gellerman, Robert McClane, Jon Parberry and Steve Ingleby shall have executed non-disclosure agreements in a form satisfactory to Purchaser.

         SECTION 7. SELLER'S CONDITIONS TO CLOSING

          The obligations of each Seller to proceed to Closing and to sell the Shares pursuant to this Agreement are only subject to the satisfaction or Sellers' written waiver, at or prior to Closing, of the following conditions precedent:

         7.1      Representations and Warranties True.

          The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date. Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an executive officer of Purchaser ("Purchaser's Closing Certificate"), which certifies that (a) such representations and warranties were true in all material respects as of the date of this Agreement, and (b) such representations and warranties are true in all material respects as of the Closing Date.

         7.2      Purchaser's Performance.

          Purchaser shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to Closing.

         7.3      Proceedings.

          All proceedings of Purchaser approving the transactions contemplated by this Agreement shall be in form and substance reasonable satisfactory to Seller and such Seller's legal counsel.

         7.4      Consents and Approvals.

          Sellers' Notices and Consents shall have been furnished and/or obtained and shall be in full force and effect at Closing and all other permits, approvals, consents or authorizations of any Governmental Authority or from any other Person necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

         7.5      No Governmental Action or Other Adverse Proceedings.

          No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction. There shall not be any other action or claim instituted with respect to the transactions contemplated by this Agreement by any Governmental Authority or other Person or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder by any Governmental Authority or arbitrator or any preliminary or permanent injunction or order entered by any federal or state court which prohibits consummation of the transactions as contemplated hereunder or makes the consummation of such transactions illegal or reasonably likely to result in damages of a material amount to Seller.

         7.6      No Termination of this Agreement.

          This Agreement shall not have been terminated pursuant to Section 9 hereof.

         7.7      Nu Skin Enterprises Guarantee.

          Purchaser shall have caused Nu Skin to execute and deliver to Sellers the Guarantee.

SECTION 8.  CLOSING

         8.1      The Closing.

          Provided that all conditions to Closing hereunder have been satisfied or appropriately waived, the Closing of the transactions contemplated by this Agreement shall occur at the offices of Purchaser's legal counsel, Bennett Tueller Johnson & Deere, located at 3865 South Wasatch Blvd., Suite 300, Salt Lake City, Utah 84109, at 10:00 a.m., Mountain Time, or such other time and place as the parties shall agree on the Closing Date. All acts, deliveries and confirmations comprising the Closing, including all conditions precedent to Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously at 11:59 p.m., Mountain Time, on the Closing Date.

         8.2      Seller's Obligations At Closing.

          At the Closing, each of the Sellers shall deliver, or cause to be delivered, to Purchaser the following items as applicable to such Seller:

             (l)       Seller's Closing Certificates. The Seller's Closing Certificate duly executed by each Seller;

             (m)      Agreements. Originals of properly executed Consulting Agreements.

             (n)      Stock Certificates and Assignments. The stock certificate representing the Shares and the related stock assignment(s) separate from certificate, duly executed in blank by Seller;

             (o)       Resignation of the Company's Officers and Directors. The written resignations of all of the members of the Board of Directors of the Company and the officers of the Company set forth in Section 6.13 hereof, effective on or before the Closing Date; and

             (e)      Side Indemnification Agreement. The Indemnification Agreement attached hereto as Exhibit D whereby the Sellers (other than the UURF) agree to indemnify the UURF for certain losses.

         8.3      Purchaser's Obligations At Closing.

          At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers the following items:

             (p)       Resolutions. Duly certified copies of the proceedings of Purchaser authorizing the execution, delivery and performance of this Agreement and approving all of the transactions contemplated hereby;

             (q)       Purchaser's Closing Certificate. Purchaser's Closing Certificate duly executed by an executive officer of Purchaser;

             (r)      Purchase Price. The portion of the Purchase Price to be paid at Closing, which amount shall be paid to Sellers in accordance with Section 2 hereof;

             (d)       Nu Skin Enterprises Guarantee. Purchaser shall have caused Nu Skin to execute and deliver to Sellers the Guarantee; and

             (e)       Other Documents. Such other instruments, assignments and documents as Seller may reasonably request, consistent with the intent and purposes of this Agreement.

SECTION 9. TERMINATION

         9.3      Mutual Agreement.

          Purchaser and all Sellers may, by mutual written consent, terminate this Agreement at any time before the Closing.

         9.4      By Purchaser.

          Purchaser may terminate this Agreement prior to Closing effective upon the giving of written notice to Seller if:

(s) Any condition precedent set forth in Section 6 hereof has not been satisfied on or prior to March 15, 2002, unless such non-satisfaction is directly attributable to a material breach by Purchaser of any of its respective obligations under the Transaction Agreements; or

(t) There has been a material breach by any Seller or the Company of any obligation, agreement or covenant, or a material inaccuracy in any representation or warranty of Sellers or the Company, respectively, contained in this Agreement and such breach or inaccuracy has not been waived by Purchaser or cured to Purchaser’s reasonable satisfaction within thirty (30) days of written notice from Purchaser of such breach or inaccuracy, but in no case later than March 15, 2002.

         9.5      By Sellers.

          Sellers may terminate this Agreement prior to Closing effective upon the giving of written notice to Purchaser if:

(a) Any condition precedent set forth in Section 7 hereof has not been satisfied on or prior to March 15, 2002, unless such non-satisfaction is directly attributable to a material breach by a Seller or the Company of any of their obligations under the Transaction Agreements; or

(b) There has been a material breach by Purchaser of any obligation, agreement or covenant, or a material inaccuracy in any representation or warranty of Purchaser, contained in this Agreement and such breach or inaccuracy has not been waived by Sellers or cured to the reasonable satisfaction of Sellers within thirty (30) days of written notice from Sellers of such breach or inaccuracy, but in no case later than March 15, 2002.

         9.6      Confidential Information.

          The parties hereto each agree that they shall at all times take all reasonably necessary steps to safeguard the confidentiality of proprietary information of the other parties disclosed by or on behalf of such party in connection with the Transaction Agreements, that such information will be used solely for the purpose of the transaction described herein, and that such information will not be disclosed to any third party without the prior written consent of the disclosing party; provided, however, that a party may disclose:

(a) Information which at the time of the disclosure is part of the public knowledge and readily accessible to such third party; and

          Information that is required by law to be disclosed. The parties agree that all information related to the parties' negotiation of this Agreement and the terms and conditions hereof are confidential and proprietary information for purposes of this Section 9.6. The parties further agree that if the Closing does not occur, each of them will return to the other party any and all material containing or reflecting such information. Notwithstanding any termination of this Agreement, if the Closing does not occur, Sellers and the Company agree to keep confidential at all times all information related to Purchaser and its Affiliates, including the identities of Purchaser and such Affiliates.

SECTION 10. POST-CLOSING COVENANTS

         10.1      Expenses.

          Except as otherwise provided in Section 11 hereof, the parties agree that they will each bear their own respective costs and expenses incurred at any time in connection with the transaction contemplated by this Agreement and the other Transaction Agreements, including the fees and expenses of legal counsel and accountants.

         10.2      Further Assignments and Assurances.

          If at any time after the Closing legal counsel for Purchaser or Sellers shall deem it necessary, advisable or appropriate to take further or additional steps for the purpose of assigning, transferring, conveying, perfecting and/or confirming or reducing to possession the Shares or the Assets, as the case may be, then the other party shall execute, acknowledge and deliver any such assignments, conveyances, certificates or other documents or instruments of transfer consistent with the terms of this Agreement as may reasonably be requested by legal counsel.

         10.3      Seller's Notices and Consents.

          In the event that any of Sellers' Notices and Consents were not furnished or obtained prior to Closing, then Sellers shall furnish any applicable notices as soon as practicable and take appropriate actions to obtain any applicable consents as promptly as possible. Sellers shall use their best good faith efforts to diligently prosecute to full completion any of Seller's Notices and Consents not furnished or obtained prior to Closing. In the prosecution of Sellers' Notices and Consents, Purchaser shall, or shall cause the Company to, promptly comply with all reasonable requests for information or documentation and all other commercially reasonable requests required by the Person whose consent or approval is required. Notwithstanding the foregoing, this Section 10.3 shall not apply to UURF.

         10.4      Required Provisions of Scanner Licenses.

          Prior to the earlier of the fourth anniversary of the Scanner Production Date or the date on which Purchaser has paid the Sellers an aggregate of $5,000,000 pursuant to Sections 2.2(a), 2.2(b) and 2.2(c) hereof, subject to the terms of the License, Purchaser agrees that it will not transfer, assign or sublicense the License to any third party unless (i) such third party agrees in writing to fulfill Purchaser's obligations to the Sellers under this Agreement and (ii) such third party is prohibited from using the Scanner for the promotion and marketing of products which compete with the Nutritional Supplements. Notwithstanding this Section 10.4, Purchaser and its

Affiliates must comply with the terms of the License regarding any transfer, assignment, or sublicense of the License to any third party.

         10.5      Acceleration of Purchase Price Payment in the Event of the Sale of the Company.

          Following the Closing, in the event that all of the outstanding stock of the Company or all or substantially all of the assets of the Company are sold (an "Acquisition") to a third party (the "Acquirer"), Purchaser shall pay to Sellers, at the time of the consummation of the Acquisition, any unpaid portion of the Purchase Price (assuming for this purpose that the aggregate amount to be paid to Sellers under Sections 2.2(a), 2.2(b) and 2.2(c) hereof is $5,000,000), unless one or both of the following conditions are met:

         (a)      Sellers consent to the Acquisition in writing prior to or upon the consummation of the Acquisition; or

         (b)       Nathan W. Ricks maintains a significant managerial role in the development, marketing, and use of the Intellectual Property Assets by the Acquirer after the consummation of the Acquisition.

          For the avoidance of doubt, the Sellers hereby acknowledge their consent to the acquisition of Purchaser by Nu Skin Enterprises, Inc. or its Affiliate, whether by stock purchase, merger or otherwise, and agree that such transaction will not accelerate the payment of the Purchase Price under this Section 10.5.

         10.6      Multi-Level Marketing Distributorships.

          In the event that Purchaser begins to market its products through a multi-level marketing network of independent distributors, Purchaser shall offer a distributorship to each Seller on the same terms and conditions as the distributorships offered to third parties.

         10.7      Survival.

          The covenants and obligations of this Section 10 (other than the obligations described in Sections 10.2, 10.3 and 10.6 hereof, which shall survive until satisfied) shall survive the Closing until the four-year anniversary of the Closing Date.

SECTION 11. INDEMNIFICATION

         11.1      General Indemnification Obligations.

             (a)       Indemnification by Sellers. Purchaser, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of Purchaser, its Affiliates and their successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by each Seller (other than UURF who shall have no obligation under this Section 11.1), severally and not jointly, for any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable (collectively, “Liabilities”), losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses)

suffered or incurred by them (including, without limitation, any claim, action, suit, injury, proceeding or investigation before any Governmental Authority or taxing authority brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach by the indemnifying Seller of the representations and warranties contained in Section 3.2 and Section 3.6 hereof and the breach by any Seller of any representation or warranty made elsewhere in Section 3 hereof; or

(ii) the breach by the indemnifying Seller of any covenant or agreement made by such Seller in this Agreement; or

(iii) any Liabilities whether arising before or after the Closing Date, arising from or relating to the ownership or actions or inactions of the Company or the LLC or the conduct of their respective businesses prior to the Closing Date; or

(iv) any or all Losses suffered or incurred by reason of or in connection with any claim or cause of action of any third party to the extent (A) arising out of any action, inaction, event, condition, liability or obligation of the indemnifying Seller (to the extent such action, inaction, event, condition, liability or obligation is attributable to one or more specific Sellers), or (B) arising out of any action, inaction, event, conditon, liability or obligation of any Seller (to the extent such action, inaction, event, condition, liability or obligation is attributable to all Sellers or the Company), but only if occurring or existing prior to the Closing Date; or

(v) any and all Losses suffered or incurred as a result of the failure of the indemnifying Seller, the Company or the LLC to obtain prior to the Closing Date the consent of all third-parties who are parties to contracts with the Company or the LLC (including, but not limited to, the License), the terms of which such contracts require the consent of such third-parties to the transactions contemplated by this Agreement; or

(vi) any and all Taxes with respect to any taxable period or a portion thereof, of the Company ending on or before the Closing Date; or

(vii) any and all Losses suffered or incurred as a result of any claim by any current or former stockholder, employee or consultant of Caroderm or the Company or any current or former member, employee or consultant of Spectrotek that relates to or arises out of any claim of entitlement by such stockholder or member to any fees, royalties or other compensation not expressly contemplated by the Transaction Agreements; or

(viii) any and all Losses suffered or incurred that relate to or arise out of any controversy with respect to the clarification of the scope of the fields of uses of the various licenses that is set forth in the MOU.

Any right of a Purchaser Indemnified Party to be indemnified and held harmless for Liabilities or

Losses pursuant to this Section 11.1(a) that arises under more than one of clauses (i) through (viii) above shall be deemed to arise out of each and every such clause that is applicable, so that the Purchaser Indemnified Party shall be entitled to indemnification under any applicable clause.

             (b)      Indemnification by Purchaser. Purchaser and its Affiliates shall defend and indemnify Sellers (other than UURF) and hold Sellers (other than UURF) harmless from and against any Losses caused by third-party claims resulting from or arising out of (i) any Covenant Breach or Warranty Breach by Purchaser or (ii) claims arising from the operations of the Company after the Closing Date, including from the Company’s failure to pay any liabilities owed by it, provided that such liabilities relate to periods after the Closing Date.

             (c)       Except for any Losses arising out of a breach in the representations contained in Section 3.6 hereof, arising as a result of fraud or a breach of any covenant or agreement made by the applicable Sellers in this Agreement (including, without limitation, the convenant made by the applicable Sellers in Section 2.3 hereof), or arising as a result of any claim or controversy covered by Section 11.1(a)(vii) or Section 11.1(a)(viii) hereof, no claim may be made against the Sellers for indemnification pursuant to Section 11.1(a) hereof with respect to any claims of Losses, unless, and then only to the extent that, the aggregate amount of all such Losses of the Purchaser Indemnified Parties exceeds $100,000. The indemnification obligations of any Seller under Section 11.1(a)(i) and Section 11.1(a)(iii) through (vi) hereof related to a breach of a representation or warranty (excluding those arising out of a breach of the representations contained in Section 3.6 hereof or as a result of fraud or a breach of any covenant or agreement made by the applicable Sellers in this Agreement), and of the Purchaser to any Seller under Section 11.1(b) hereof, shall be effective only until the dollar amount paid by such Seller in respect of Losses indemnified against in Section 11.1(a) hereof, or by Purchaser to any Seller in respect of Losses indemnified against in Section 11.1(b) hereof, aggregates to an amount equal to the total Purchase Price paid to such Seller; provided, to the extent that Purchaser’s Losses exceed the total Purchase Price paid, such Losses will be deducted from any future payments of Purchase Price otherwise payable to such Seller under Section 2.2 hereof. To the extent that any person’s undertaking set forth in this Section 11.1 may be unenforceable, such person shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by a Seller, Purchaser or the Company, as the case may be.

             (d)       Any person entitled to indemnification pursuant to Sections 11.1(a) or 11.1(b) hereof (an “Indemnified Party”) shall give the indemnifying party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 45 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release any indemnifying party from any of its obligations under this Section 11.1 except to the extent such indemnifying party is materially prejudiced by such failure and shall not relieve any indemnifying party from any other obligation or Liability that they may have to any Indemnified Party otherwise than under this Section 11.1. The obligations and Liabilities of the parties under this Section 11.1 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 11.1 (“Third Party Claims”) shall be governed by the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any indemnifying party from any of its obligations under this Section 11.1 except to the extent such indemnifying party is materially prejudiced by such failure and shall not relieve any indemnifying party from any other obligation or Liability that they may have to any Indemnified Party otherwise than under this Section 11.1. If an indemnifying party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of its choice and reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and any indemnifying party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the indemnifying party’s expense, all such witnesses, records, materials and information in the indemnifying party’s possession or under the indemnifying party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any indemnifying party without the prior written consent of the Indemnified Party.

         11.2      Satisfaction of Indemnification Claims.

          In addition to any other recourse or actions available to a Purchaser Indemnified Party, Purchaser may collect any amounts owed by any Sellers (other than UURF) to a Purchaser Indemnified Party pursuant to Section 11.1(a) hereof by reducing the Purchase Price (if any) payable to such Seller under the terms of this Agreement upon notice to the Seller of such fact.

         11.3      Indemnification Limitations.

          Neither Purchaser nor Sellers shall have liability or obligation to indemnify the other for any claims presented for payment or indemnification after the later of (i) the three-year anniversary of the Closing Date or (ii) the date that Purchaser's obligation to Sellers under Section 2.2 hereof are satisfied.

SECTION 12. GENERAL PROVISIONS

         12.1      Notices.

          Any and all notices, requests, consents, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by United States registered or certified mail (return receipt requested), (b) when delivered, if delivered personally by commercial courier, (c) on the second following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid or (d) upon the date reflected on a fax confirmation from the transmitting fax machine, if sent by facsimile transmission and delivery of the facsimile transmission is confirmed telephonically within one (1) business day, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice) with applicable postage or delivery charges prepaid:

        If to Purchaser:

         Worldwide Nutritional Science, LLC
        Attn: Nathan W. Ricks
        2491 River Front Drive
        Santa Clara, Utah 84765
        Fax: (435) 627-1901

        with copies to:

        Bennett Tueller Johnson & Deere
        Attn: Paul M. Johnson
        3865 South Wasatch Blvd., Suite 300
        Salt Lake City, Utah 84109
        Fax: (801) 278-1541

        and

        Nu Skin Enterprises, Inc.
        Attn: Matthew Dorny
        One Nu Skin Plaza
        75 West Center Street
        Provo, Utah 84601
        Fax: (801) 345-3099

        and

        Simpson Thacher & Bartlett
        Attn: Kevin Kennedy
        3330 Hillview Avenue
        Palo Alto, CA 94304
        Fax: (650) 251-5002

        If to Sellers:

        Anderson & Karrenberg
        Attn: Steve Dougherty
        50 West Broadway, Suite 700
        Salt Lake City, Utah 84101
        Fax: (801) 364-7697

        If to UURF:

        University of Utah Research Foundation
        615 Arapeen Drive, Suite 110
        Salt Lake City, UT 84108
        Fax: (801) 581-7538>

        with copies to:

        Snell & Wilmer, L.L.P.
        Attn. John Weston
        15 West South Temple, Suite 1200
        Salt Lake City, Utah 84101
        Fax: (801) 257-1800

         12.2      Time of the Essence.

          Time is of the essence with respect to each and every provision of this Agreement.

         12.3      Amendments.

          This Agreement shall not be amended, modified, revised or supplemented, in any minor or material respect, except pursuant to a dated written instrument executed by Purchaser and Sellers.

         12.4      Waivers.

          Either Purchaser, on the one hand, or Sellers, on the other hand, may waive: (a) the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) any inaccuracies in the representations or warranties of the other contained in this Agreement, in any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereunder; (c) compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) performance of any of the obligations of the other under this Agreement provided that, in each case, a waiver must be evidenced by a dated written instrument duly executed by the party granting such waiver. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         12.5      Integrated Agreement.

          This Agreement, together with the exhibits and schedules hereto and the Statement of Representations and Warranties, constitute the final written integrated expression of all of the agreements between Purchaser and Sellers with respect to the purchase and sale of the Shares and the other subjects addressed herein and is a complete and exclusive statement of those terms. This Agreement, together with the exhibits and schedules hereto, supersedes all prior or contemporaneous, written or oral memoranda, arrangements, contracts or understandings between the parties hereto relating to the subject matter hereof. Any representations, promises, warranties or statements made by any party which differ in any way from the terms of this Agreement, together with the exhibits and schedules hereto, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained unless specifically included or referred to herein.

         12.6      Severability.

          In the event that any provision in this Agreement shall be found by a Governmental Authority or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as to not be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         12.7      Governing Law.

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah and federal law where state law is pre-empted or applicable, without regard to principles of conflicts of law.

         12.8      Successors and Assigns.

          This Agreement shall be binding upon the parties hereto and their respective successors, successors-in-interests, transferees and assigns.

         12.9      Construction.

          This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

         12.10      Section Headings.

          The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.11      No Rights in Third Parties.

          Nothing in this Agreement, whether expressed or implied, is intended to confer upon any third party any rights or remedies under or by reason of this Agreement.

         12.12      Counterparts.

          This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement.

         12.13      Attorney's Fees.

          In the event of any litigation by any party hereto to enforce the terms of this Agreement, the prevailing party in such litigation shall be entitled to receive from the other party payment of attorneys' fees incurred (whether before or after commencement of such litigation) by the prevailing party.

[Signature pages follow immediately]

          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the date first written above.

PURCHASER:	WORLDWIDE NUTRITIONAL SCIENCE, INC.

By: /s/Nathan W. Ricks
Name: Nathan W. Ricks
Title: President

COMPANY:	NUTRISCAN, INC.
By: /s/Werner Gellermann
Name: Werner Gellermann
Title: President

SELLERS:

/s/Robert McClane
ROBERT McCLANE

/s/Werner Gellerman
WERNER GELLERMANN

/s/Dallin Bagley
DALLIN BAGLEY

/s/ Jon Parberry
JON PARBERRY

/s/Steve Ingleby
STEVE INGLEBY

/s/George Nelson
GEORGE NELSON

[Signature Page to Reconstituted Stock Purchase Agreement]

UNIVERSITY OF UTAH RESEARCH FOUNDATION

By: /s/ Raymond F. Gesteland
Name: Raymond F. Gesteland
Title: President

[Signature Page to Reconstituted Stock Purchase Agreement]

LIST OF SCHEDULES AND EXHIBITS:

Schedule 2.2 - Allocation of Purchase Price; address and wiring instructions of each Seller.

Exhibit A - Schedule of Exceptions

Exhibit B - Form of Consent and General Release

Exhibit C - Form of Nu Skin Enterprises, Inc. Guarantee

Exhibit D - Form of Side Indemnification Agreement

Schedules omitted from this filing will be furnished to the Commission upon its request.